Kewaunee Scientific Reports Results for Third Quarter

STATESVILLE, N.C., March 3, 2015 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its third quarter ended January 31, 2015.

Net earnings for the quarter were $484,000, or $0.18 per diluted share, as compared to net earnings of $604,000, or $0.22 per diluted share, in the third quarter last year. Earnings for the quarter reflect lower domestic sales and an unfavorable product mix, partially offset by increased international sales.

For the nine months ended January 31, 2015, net earnings were $2,920,000, or $1.10 per diluted share, as compared to $2,916,000, or $1.11 share, in the comparable period last year.

Sales for the quarter were $27,754,000, an increase of 6.7% from sales of $26,013,000 in the third quarter last year. Domestic sales for the quarter were $20,025,000, a decline of 7.1% from sales of $21,544,000 in the third quarter last year. The domestic laboratory construction marketplace continued to be challenging during the quarter, particularly for educational laboratory construction projects, although increased bidding opportunities were experienced in certain geographic areas of the country as the overall economy continued its gradual improvement. International sales were $7,729,000, an increase of 73.0% from sales of $4,469,000 in the third quarter last year, as sales benefited from shipments of several large international orders received in earlier periods.

The order backlog was $78.0 million at January 31, 2015, down from $84.5 million at October 31, 2014, and up from $69.8 million at January 31, 2014.

Sales for the nine months ended January 31, 2015 were $88,546,000, an increase of 5.3% from sales of $84,114,000 in the comparable period last year. Domestic sales were $67,902,000, a decrease of 3.9% from sales of $70,678,000 in the comparable period last year. International sales were $20,644,000, an increase of 53.6% from sales of $13,436,000 in the comparable period last year.

Unrestricted cash on hand was $3.9 million at the end of the quarter, as compared to $6.7 million at the end of the same period last year. Short-term borrowings under the Company's bank line of credit were $798,000, as compared to $3.9 million at the end of the same period last year, and long-term debt was $4.3 million, as compared to $4.7 million. The debt-to-equity ratio was .14-to-1, as compared to .28-to-1 at the end of the same period last year. Working capital was $27.4 million, as compared to $25.5 million at the end of the same period last year.

"Historically, the third quarter is our most challenging quarter, and this was true again this year," commented David M. Rausch, Kewaunee's President and Chief Executive Officer. "However, our overall corporate performance met expectations. The continuing soft domestic educational laboratory construction market impacted sales and profit margins for the quarter. Additionally, our third quarter domestic business was impacted by both the concentration of the number of holidays and the weather conditions that affected construction project schedules. I am pleased with the sales and earnings performance of our International team, as several large international projects in our backlog shipped during the quarter. In addition, we experienced noticeable increases in orders and sales during this quarter from our expanding sales representation in Latin America.

"Looking forward, we expect sales and earnings for the fourth quarter to improve over the third quarter and be in line with results for the fourth quarter last year. Our outlook is based on scheduled ship dates for projects in our current order backlog, our recent observation that opportunities for educational laboratory construction projects have modestly improved, and our expectations that our international business will continue its progress."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2015	2014	2015	2014
Net sales	$ 27,754	$ 26,013	$ 88,546	$ 84,114
Cost of products sold	23,298	21,302	72,120	67,934
Gross profit	4,456	4,711	16,426	16,180
Operating expenses	3,872	3,773	12,170	11,676
Operating earnings	584	938	4,256	4,504
Other income	134	95	385	265
Interest expense	(91)	(116)	(274)	(276)
Earnings before income taxes	627	917	4,367	4,493
Income tax expense	109	292	1,361	1,505
Net earnings	518	625	3,006	2,988
Less: net earnings attributable to
the noncontrolling interest	34	21	86	72
Net earnings attributable to
Kewaunee Scientific Corporation	$ 484	$ 604	$ 2,920	$ 2,916

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.18	$ 0.23	$ 1.11	$ 1.12
Diluted	$ 0.18	$ 0.22	$ 1.10	$ 1.11

Weighted average number of common
shares outstanding
Basic	2,628	2,615	2,625	2,606
Diluted	2,659	2,645	2,656	2,627

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2015	2014
Assets	(Unaudited)
Cash and cash equivalents	$ 3,863	$ 6,248
Restricted Cash	2,524	368
Receivables, less allowances	25,062	23,473
Inventories	12,430	11,938
Prepaid expenses and other current assets	1,703	1,326
Total Current Assets	45,582	43,353
Net property, plant and equipment	14,805	14,570
Other assets	5,063	4,794
Total Assets	$ 65,450	$ 62,717

Liabilities and Equity
Short-term borrowings and interest rate swap	$ 1,036	$ 3,150
Current portion of long-term debt	421	421
Accounts payable	12,093	8,542
Other current liabilities	4,680	4,050
Total Current Liabilities	18,230	16,163
Other non-current liabilities	11,028	12,330
Total Liabilities	29,258	28,493
Noncontrolling interest	306	265
Kewaunee Scientific Corporation equity	35,886	33,959
Total Equity	36,192	34,224
Total Liabilities and Equity	$ 65,450	$ 62,717

Contact:	D. Michael Parker
704/871-3290